EXHIBIT 99.1
National Western Life Group, Inc. Announces 2020 Third Quarter Earnings

Austin, Texas, November 6, 2020 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today third quarter 2020 consolidated net earnings of $10.8 million, or $3.06 per diluted Class A common share, compared with consolidated net earnings of $20.0 million, or $5.65 per diluted Class A common share, for the third quarter of 2019. For the nine months ended September 30, 2020, the Company reported consolidated net earnings of $57.2 million, or $16.17 per diluted Class A common share, compared with $93.9 million, or $26.55 per diluted Class A common share, a year ago. The Company's book value per share as of September 30, 2020 increased to $609.25.

Total revenues for the quarter ended September 30, 2020 increased to $202.7 million from $173.2 million in the third quarter of 2019 reflecting the continuing recovery of investment asset unrealized losses which occurred during the first quarter of 2020. Despite the disruption in financial credit markets as a result of the COVID-19 pandemic, the Company reported that in excess of 97% of its fixed income investment portfolio remained in investment grade categories as of September 30, 2020. Mr. Moody noted, "While encountering an unprecedented set of circumstances we are continuing to move forward. Our annuity sales for the first nine months increased 29% over last year. Life insurance sales, which are much more dependent upon person-to-person interaction, have increased over 9% so far this year compared to 2019. These sales successes illustrate the entrepreneurial spirit of our independent distribution partners and the resiliency of our home office team in continuing to support their sales and marketing efforts."

Consolidated net earnings in the quarter and nine months ended September 30, 2020 incorporate adjustments emanating from the Company's annual review of actuarial assumptions associated with its in force life insurance and annuity books of business. Commenting on the results, Mr. Moody indicated, "Each year in the third quarter, our actuarial professionals conduct detailed studies and analysis regarding the performance of our business identifying changes in trends and factors that may have deviated from what was originally assumed when we priced our products. Given what has progressively occurred in recent times with low interest rates and investment yields, the need for policyholders to increasingly access the liquidity features of our products, and volatility in financial markets, we updated our assumptions during the quarter to more closely align with current experience which in some cases caused additional reserves to be established and in other cases necessitated amortizing deferred costs of business more rapidly. The alignment should allow more consistent reporting of future financial results."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At September 30, 2020, the Company maintained consolidated total assets of $12.4 billion, consolidated stockholders' equity of $2.2 billion, and combined life insurance inforce of $22.2 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Revenues, excluding investment and index option	$165,132	170,372	493,410	516,931
gains (losses)
Realized and unrealized gains (losses) on index options	31,520	3,296	(34,865)	63,127
Realized gains (losses) on investments	6,050	(502)	12,660	3,702
Total revenues	202,702	173,166	471,205	583,760

Benefits and expenses:
Life and other policy benefits	26,940	39,918	94,005	101,764
Amortization of deferred acquisition costs and
value of business acquired	50,800	22,998	111,937	86,573
Universal life and annuity contract interest	85,879	59,445	119,625	200,500
Other operating expenses	25,754	25,813	74,730	77,196
Total benefits and expenses	189,373	148,174	400,297	466,033

Earnings before income taxes	13,329	24,992	70,908	117,727
Income tax expense	2,504	5,003	13,732	23,844
Net earnings	$10,825	19,989	57,176	93,883

Net earnings attributable to Class A shares	$10,519	19,424	55,560	91,228

Diluted Earnings Per Class A Share	$3.06	5.65	16.17	26.55

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			September 30,	December 31,
			2020	2019

Book value per share			$609.25	585.32
Less: Per share impact of accumulated other comprehensive income (loss)			28.81	16.53
Book value per share, excluding accumulated other comprehensive income (loss) *			$580.44	568.79

*	Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $104.8 million at September 30, 2020 and $60.1 million at December 31, 2019. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com